Exhibit 4.54

Exclusive Equity Option Agreement

This Exclusive Equity Option Agreement (this “Agreement”) is entered into on December 20, 2019 by and among:

(1)	Cheetah Mobile Inc., a company established and validly existing under the laws of the Cayman Islands (the “Cayman Company”);

(2)	Wei Liu, a Chinese citizen, with the ID number of ***; and

Kun Wang, a Chinese citizen, with the ID number of *** (collectively referred to as the “Existing Shareholders”); and

(3)	Beijing Cheetah Network Technology Co., Ltd., a limited liability company established under the laws of China (formerly known as “Beijing Kingsoft Network Technology Co., Ltd., the “Company”).

(Each of the above is individually referred to as a “Party” and collectively as the “Parties”.)

Recitals

(A)	Whereas, the Existing Shareholders collectively hold 100% of the shares of the Company.

(B)	Whereas, Conew Network Technology (Beijing) Co., Ltd., the Company and the Existing Shareholders executed an Equity Pledge Agreement on December 20, 2019 (the “Equity Pledge Agreement”).

NOW, THEREFORE, the Parties agree as follows:

Agreement

1.	Underlying Shares

1.1

The Existing Shareholders agree to and hereby irrevocably and exclusively grant to the Cayman Company without any additional conditions, an option to require the Existing Shareholders to transfer all or part of the shares held by the Existing Shareholders in the Company (the “Underlying Shares”) to the Cayman Company or its designated third party (the “Designated Party”) to the extent permitted by the laws of China under any circumstance deemed appropriate or necessary by the Cayman Company in its sole discretion (subject to the specific requirements of the Cayman Company) (the “Share Purchase Option”).

1.2	The Company hereby agrees that the Existing Shareholders grant the Share Purchase Option to the Cayman Company.

1.3

The Cayman Company shall have the right to exercise all or part of its Share Purchase Option at any time to acquire all or part of the Underlying Shares, and the number of times of exercise is unlimited.

1.4

The Cayman Company shall have the right to designate any third party to acquire all or part of the Underlying Shares, and the Existing Shareholders shall not refuse to do so and shall transfer all or part of the Underlying Shares to such Designated Party as required by the Cayman Company.

1.5

Prior to the transfer of the Underlying Shares to the Cayman Company or the Designated Party in accordance with this Agreement, the Existing Shareholders shall not transfer the Underlying Shares without the prior written consent of the Cayman Company.

2.	Underlying Assets

2.1

The Company agrees to and hereby irrevocably and exclusively grants to the Cayman Company without any additional conditions an option to require the Company to transfer all or part of the assets held by the

Company (the “Underlying Assets”) to the Cayman Company or its Designated Party to the extent permitted by the laws of China under any circumstance deemed appropriate or necessary by the Cayman Company in its sole discretion (subject to the specific requirements of the Cayman Company) (the “Asset Purchase Option”).

2.2	The Existing Shareholders hereby agree that the Company grants the Asset Purchase Option to the Cayman Company.

2.3

The Cayman Company shall have the right to exercise all or part of its Asset Purchase Option at any time to acquire all or part of the Underlying Assets, and the number of times of exercise is unlimited.

2.4

The Cayman Company shall have the right to designate any third party to acquire all or part of the Underlying Assets, and the Company and the Existing Shareholders shall not refuse to do so and shall transfer all or part of the Underlying Assets to such Designated Party as required by the Cayman Company.

2.5

Prior to the transfer of the Underlying Assets to the Cayman Company or the Designated Party in accordance with this Agreement, the Company and the Existing Shareholders shall not transfer or approve the transfer of the Underlying Shares without the prior written consent of the Cayman Company.

3.	Procedures for the Exercise of Share Purchase Option

3.1

If the Cayman Company decides to exercise the Share Purchase Option in accordance with the provisions of Article 1.1 above, it shall give a written notice to the Company and the Existing Shareholders, stating the proportion of the Underlying Shares to be transferred and the identity of the transferee (the “Share Purchase Notice”).

3.2

Subject to the compliance with the laws of China, the Company and the Existing Shareholders shall, within thirty (30) days from the date of the Share Purchase Notice, provide all necessary materials and documents for the registration and transfer of the above-mentioned share transfer, and take all necessary actions and measures, including but not limited to holding a meeting of shareholders or directors to approve the share transfer and obtaining written documents from other shareholders agreeing to waive any right of first refusal related to the share transfer.

3.3

The Existing Shareholders shall execute a share transfer agreement with the Cayman Company and/or each Designated Party (as the case may be) in the form as shown in Annex I with respect to each transfer of the Underlying Shares to be made in accordance with this Agreement and the Share Purchase Notice. Provided that if the laws of China provide otherwise for the content and format of the Share Transfer Agreement, the provisions of the laws of China shall prevail.

3.4

If the Cayman Company decides to exercise the Share Purchase Option in accordance with the provisions of Article 1.1 above, the Parties concerned shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and approvals, and take all necessary actions to transfer the effective ownership of the Underlying Shares to the Cayman Company and/or the Designated Party without any restriction of security interests and cause the Cayman Company and/or the Designated Party to become the registered owner of the Underlying Shares. For the purposes of this Article and this Agreement, “security interests” shall include security, mortgage, third party rights or interests, stock options, purchase rights, preemptive rights, rights of set off, liens of ownership or other security arrangements, but shall not include any security interest created by this Agreement, the Equity Pledge Agreement and the Exclusive Service Agreement.

4.	Procedures for the Exercise of Asset Purchase Option

4.1

If the Cayman Company decides to exercise the Asset Purchase Option in accordance with the provisions of Article 2.1 above, it shall give a written notice to the Company, stating the conditions of the Underlying Assets to be transferred and the identity of the transferee (the “Asset Purchase Notice”).

4.2

Subject to the compliance with the laws of China, the Company and the Existing Shareholders shall, within thirty (30) days from the date of the Asset Purchase Notice, provide all necessary materials and documents for the registration and transfer of the above-mentioned asset transfer (if applicable), and take all necessary actions and measures, including but not limited to holding a meeting of shareholders or directors to approve the asset transfer.

4.3

The Existing Shareholders shall cause the Company to execute an asset transfer agreement with the Cayman Company and/or each Designated Party (as the case may be) in the form as shown in Annex II with respect to each transfer of the Underlying Assets to be made in accordance with this Agreement and the Asset Purchase Notice. Provided that if the laws of China provide otherwise for the content and format of the Asset Transfer Agreement, the provisions of the laws of China shall prevail.

4.4

The Parties concerned shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and approvals, and take all necessary actions to transfer the effective ownership of the Underlying Assets to the Cayman Company and/or the Designated Party without any restriction of security interests and cause the Cayman Company and/or the Designated Party to become the registered owner of the Underlying Assets.

5.	Financial Support

5.1

In order to ensure that the Company complies with the cash flow requirements in its daily operation and/or offsets any loss incurred in the course of its operation, whether or not the Company actually incurs any such operating losses, the Cayman Company may provide financial support to the Company (only to the extent permitted by the laws of China). The Cayman Company may provide financial support to the Company by means of bank entrusted loan or borrowing, and shall execute entrusted loan or borrowing contracts separately. The Cayman Company will not require the Company to pay its debts if the Company is unable to do so.

6.	Transfer Price

6.1

The total transfer price of the Underlying Shares and/or the Underlying Assets is RMB 1.00; if there is any mandatory provision on the transfer price in the laws and administrative regulations of China when the above-mentioned Underlying Shares and/or the Underlying Assets are transferred, the transfer price shall be the lowest price permitted by the then effective laws and administrative regulations of China (the “Transfer Price”). If the Underlying Shares and/or the Underlying Assets are transferred in several times, the amount of corresponding transfer price shall be determined according to the proportion of the Underlying Shares and/or the Underlying Assets to be transferred.

6.2	All taxes, fees and incidental expenses arising from the transfer of the Underlying Shares and/or the Underlying Assets shall be borne by the Cayman Company or the Company.

7.	Undertakings

7.1	Undertakings of the Company and the Existing Shareholders

The Existing Shareholders and the Company hereby undertake that:

7.1.1

it will not supplement, change or modify the articles of association and internal rules of the Company in any form, increase or decrease the registered capital of the Company, or change the registered capital structure of the Company in any other ways without the prior written consent of the Cayman Company;

7.1.2

it shall operate the business of the Company and handle the affairs of the Company prudently and effectively, and maintain the existence of the Company in accordance with sound financial and commercial standards and practices;

7.1.3

it will not sell, transfer, mortgage, pledge or dispose of any assets of the Company (except for the disposal of assets generated in the ordinary course of business) or any legal or beneficial interest in the business or income of the Company in any way upon the execution of this Agreement without the prior written consent of the Cayman Company, nor will it allow the creation of any relevant security interest;

7.1.4	it will not incur, inherit, provide security for or suffer any debt without the prior written consent of the Cayman Company, except for the debts incurred in the ordinary course of business;

7.1.5

it shall maintain the asset value of the Company during the normal operation of the entire business of the Company, and shall not take any actions/omissions that may affect the business status and asset value of the Company;

7.1.6	it will not cause the Company to enter into any material contract without the prior written consent of the Cayman Company, except in the ordinary course of business;

7.1.7	it will not cause the Company to make any loan or credit available to any person or business without the prior written consent of the Cayman Company, except in the ordinary course of business;

7.1.8	it shall provide the information related to the business operation and financial status of the Company upon the request of the Cayman Company;

7.1.9

if required by the Cayman Company, it shall cause the Company to purchase and maintain insurance(s) for the Company’s assets and business from an insurance company that meets the requirements of the Cayman Company, and the amount and type of the insurance(s) shall be the same as that of the insurance(s) purchased by a similar company;

7.1.10	it will not cause or permit the Company to merge or integrate with or acquire or invest in any person or business without the prior written consent of the Cayman Company;

7.1.11	it shall immediately notify the Cayman Company if any litigation, arbitration or administrative proceedings related to the assets, business or income of the Company occurs or is likely to occur;

7.1.12

it shall execute all documents, take all actions, submit all complaints, or file all defenses against all claims necessary or appropriate for the maintenance of the ownership of the Company in all its assets;

7.1.13

it shall ensure that the Company will not distribute dividends, assets or any distributable interests to the Existing Shareholders in any way without the prior written consent of the Cayman Company, provided that upon the written request of the Cayman Company, the Company shall immediately distribute all or part of the distributable profits to the Existing Shareholders, and then the Existing Shareholders shall immediately and unconditionally pay or transfer the above distribution in a manner permitted by applicable laws to the Cayman Company;

7.1.14

if the total amount of the transfer price obtained by the Existing Shareholders for the shares held by them in the Company is higher than their capital contribution to the Company, or if they receive any form of profit distribution, dividend or distribution from the Company, the Existing Shareholders shall, without any violation of the laws of China, waive the premium portion of the proceeds and any profit distribution, dividend or distribution mentioned above, and the Cayman Company has the right to obtain such portion of the proceeds, otherwise the Existing Shareholders shall compensate the Cayman Company and/or any third party designated by it for the losses resulting therefrom; and

7.1.15	upon the request of the Cayman Company, it shall appoint any person designated by the Cayman Company to be a director and/or executive director of the Company.

7.2	Undertakings Related to Shares of the Company

The Existing Shareholders hereby undertake that:

7.2.1

the Existing Shareholders will not sell, transfer, pledge or dispose of any legal or beneficial interest in the Underlying Shares in any way without the prior written consent of the Cayman Company, nor will they allow the creation of any other security interest on the Underlying Shares, except for the pledge created on the Underlying Shares in accordance with the Equity Pledge Agreement;

7.2.2

the Existing Shareholders shall cause the existing shareholders’ meeting and/or the meeting of the board of directors (or the executive director(s)) of the Company to disapprove the sale, transfer, pledge or disposal of any legal or beneficial interest in the Underlying Shares in any way without the prior written consent of the Cayman Company, or not to allow the creation of any other security interest on the Underlying Shares, except for the pledge created on the Underlying Shares in accordance with the Equity Pledge Agreement;

7.2.3

the Existing Shareholders shall cause the existing shareholders’ meeting and/or the meeting of the board of directors (or the executive director(s)) of the Company to disapprove the merger or integration of the Company with any person, or the acquisition by the Company of or the investment by the Company in any person without the prior written consent of the Cayman Company;

7.2.4	the Existing Shareholders shall immediately notify the Cayman Company if any litigation, arbitration or administrative proceedings related to the Underlying Shares occurs or is likely to occur;

7.2.5

upon the request of the Cayman Company, the Existing Shareholders shall promptly and unconditionally cause the transfer of the Underlying Shares to be approved and completed in accordance with the provisions of this Agreement;

7.2.6

the Existing Shareholders shall execute all documents, take all actions, submit all complaints, or file all defenses against all claims necessary or appropriate for the maintenance of the ownership of the Existing Shareholders in the Company;

7.2.7	upon the request of the Cayman Company, the Existing Shareholders shall appoint any person designated by the Cayman Company to be a director and/or executive director of the Company; and

7.2.8

the Existing Shareholders shall strictly comply with the provisions of this Agreement and other contracts executed jointly or separately by the Existing Shareholders, the Cayman Company and the Company and perform their obligations hereunder and thereunder, and shall not take any action/omission that may affect the validity and enforceability hereof and thereof. If the Existing Shareholder has any rights under this Agreement or the Equity Pledge Agreement or in the shares under the entrustment agreement and the power of attorney, the Existing Shareholders shall not exercise such rights unless they act in accordance with the written instructions of the Cayman Company.

8.	Representations and Warranties

The Existing Shareholders and the Company hereby represent and warrant to the Cayman Company severally and not jointly that as of the date of this Agreement and the date of each transfer of the Underlying Shares/the Underlying Assets:

8.1

it has the right to enter into this Agreement and the transfer agreement related to the transfer of the Underlying Shares/the Underlying Assets, and has the ability to perform its obligations hereunder and thereunder;

8.2

the execution and delivery of this Agreement or any agreement related to the transfer of the Underlying Shares/the Underlying Assets and the performance of any of its obligations hereunder and thereunder will not: (i) result in a violation of any relevant laws of China; (ii) conflict with the articles of association, internal rules or other organizational documents of the Company; (iii) result in a violation of or constitute a default under any contract or document to which it is a party or by which it is bound; (iv) result in a violation of any conditions of issue and/or continued validity of any license or permit issued to it; and (v) cause any license or permit issued to it to be revoked, forfeited or subject to additional conditions;

8.3

the Existing Shareholders have valid and marketable title to the Underlying Shares. Except for the Equity Pledge Agreement, no Existing Shareholders have created any security interest on the Underlying Shares;

8.4

the Company has valid and marketable title to all of its assets and has no created any security interest on such assets, except for the security interest disclosed to and agreed in writing by the Cayman Company;

8.5	the Company has no outstanding debts, except for (i) the debts incurred in the ordinary course of business; and (ii) the debts disclosed to and agreed in writing by the Cayman Company; and

8.6	the Company has complied with all the laws and regulations of China on asset acquisition.

9.	Taxes and Fees

During the drafting and execution of this Agreement and the Share Transfer Agreement, as well as the completion of the transactions contemplated by this Agreement and the Share Transfer Agreement, the Company or the Cayman Company shall pay all transfer and registration taxes, expenses and fees levied or incurred in accordance with the laws of China.

10.	Confidentiality

The Parties acknowledge that any oral or written information exchanged by the Parties in connection with this Agreement shall be confidential. Each Party shall keep all the above-mentioned information confidential and shall not disclose any relevant information to any third party without the written consent of the other Parties, except for the information which (a) has been or will be known to the public (not due to the public disclosure made by the receiving party); (b) is disclosed in accordance with applicable laws, regulations or the requirements of the stock exchange; or (c) is required to be disclosed by either Party to its legal or financial advisers in connection with the transactions contemplated by this Agreement, for which such legal or financial advisers are subject to confidentiality obligations similar to those set forth in this Article. If any employee or agent employed by any Party discloses the confidential information, it shall be deemed that such Party has disclosed the confidential information and shall be liable for breach of contract. The provisions of this Article shall survive the termination of this Agreement for any reason.

11.	Assignment

11.1	The Company and the Existing Shareholders shall not assign any of their rights or obligations under this Agreement to any third party without the prior written consent of the Cayman Company.

11.2

The Company and the Existing Shareholders hereby agree that the Cayman Company may, in its sole discretion, assign its rights and obligations under this Agreement by giving a prior written notice of the assignment to the Company and the Existing Shareholders.

12.	Entire Agreement and Amendment

12.1

This Agreement and all agreements and/or documents expressly mentioned or included in this Agreement shall constitute the entire agreement with respect to the subject matter of this Agreement, and shall supersede all oral agreements, contracts, understandings and communications reached by the Parties with respect to the subject matter of this Agreement.

12.2	Neither the Company nor the Existing Shareholders shall have any right to modify, supplement or revoke this Agreement without the prior written consent of the Cayman Company.

12.3	The Annexes are an integral part of this Agreement and have the same legal effect as other parts of this Agreement.

13.	Governing Law and Dispute Resolution

13.1	This Agreement shall be governed by and construed in accordance with the laws of China.

13.2

Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission in force at the time of applying for arbitration. The arbitration award is final and binding on the Parties. The place of arbitration shall be Beijing.

14.	Effective Date and Term

14.1	This Agreement shall be entered into and come into force on the date first written above.

14.2

Unless terminated in accordance with the provisions of this Agreement, the term of this Agreement shall be ten (10) years, and shall be automatically extended for a period of ten (10) years after the expiration thereof, without limit to the number of extensions.

15.	Termination

Neither the Company nor the Existing Shareholders have the right to terminate this Agreement. Notwithstanding the foregoing, the Cayman Company shall have the right, in its sole discretion, to terminate this Agreement at any time upon ten (10) days’ prior written notice to the Company and the Existing Shareholders.

16.	Notice

Any notice or other communication given by either Party under this Agreement shall be written in English or Chinese and may be delivered by hand, registered mail, postage prepaid mail, or recognized courier service or sent by fax to the address designated by the Parties concerned from time to time. A notice shall be deemed to be duly served (a) on the date when it is delivered if the notice is delivered by hand; (b) on the 10th day after the date of mailing by registered airmail with postage paid (subject to postmark) if the notice is sent by mail, or on the 4th day after it is delivered to the courier service if the notice is sent by the courier service; or (c) on the receipt time indicated on the transmission confirmation of relevant documents if the notice is sent by fax.

17.	Severability

If any provision of this Agreement is deemed invalid or unenforceable dues to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable to the extent of the jurisdiction of relevant laws, and no validity, legality and enforceability of other provisions of this Agreement shall be affected.

18.	Counterparts

This Agreement shall be executed by the Parties in four originals, each Party shall hold one original, and all originals shall have the same legal effect. This Agreement may be executed in one or more counterparts.

19.	Miscellaneous

If the U.S. Securities and Exchange Commission or any other regulatory authority proposes any amendment to this Agreement, or any change occurs to the listing rules or relevant requirements of the U.S. Securities and Exchange Commission in connection with this Agreement, the Parties shall amend this Agreement accordingly.

[followed by the signature pages]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Cheetah Mobile Inc.

By:	/s/ Sheng Fu
Name: Sheng Fu Title: Director

Beijing Cheetah Network Technology Co., Ltd. (Seal)

/s/ Authorized Signatory

Signature Page of the Exclusive Equity Option Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Wei Liu

By:	/s/ Wei Liu

Kun Wang

By:	/s/ Kun Wang

Signature Page of the Exclusive Equity Option Agreement

Annex I

Share Transfer Agreement

This Share Transfer Agreement (this “Agreement”) is entered into by and between the following Parties in Beijing, China:

Transferor:

Transferee:

The Parties hereby agree on the share transfer as follows:

1.	The Transferor agrees to transfer to the Transferee, and the Transferee agrees to accept the transfer of, % of the shares held by the Transferor in Beijing Cheetah Network Technology Co., Ltd.

2.

Upon the completion of the share transfer, the Transferor shall no longer enjoy or undertake the corresponding rights or obligations of the existing shareholders in respect of the transferred shares. The Transferee shall enjoy and undertake the rights and obligations of the existing shareholders of Beijing Conew Technology Development Co., Ltd.

3.	A supplementary agreement may be executed by the Parties with respect to any matter unmentioned in this Agreement.

4.	This Agreement shall come into force as of the date when it is executed by the Parties.

5.	This Agreement is made in four originals, each Party holds one counterpart, and the remaining shall be used for handling the formalities of industrial and commercial registration change.

Transferor:

By:
Date:

Transferee:

By:
Date:

Annex II

Asset Transfer Agreement

This Asset Transfer Agreement (this “Agreement”) is entered into by and between the following Parties in Beijing, China:

Transferor: Beijing Cheetah Network Technology Co., Ltd.

Transferee:

The Parties hereby agree on the asset transfer as follows:

1.	The Transferor agrees to transfer to the Transferee, and the Transferee agrees to accept the transfer of the assets listed in the List of Assets attached hereto.

2.

Upon the completion of the asset transfer, the Transferor shall no longer enjoy or undertake the corresponding rights or obligations in respect of the transferred assets. The Transferee shall enjoy and undertake the rights and obligations of such assets.

3.	A supplementary agreement may be executed by the Parties with respect to any matter unmentioned in this Agreement.

4.	This Agreement shall come into force as of the date when it is executed by the Parties.

5.	This Agreement is made in four originals, each Party holds one counterpart, and the remaining shall be used for handling the formalities of industrial and commercial registration change (if any).

Transferor:

Beijing Cheetah Network Technology Co., Ltd.

(Seal)

Date:

Transferee:

By:

Date:

Annex: List of Assets